Exhibit 99.1

Contacts:
James Frates
Chief Financial Officer
Alkermes, Inc.
(617) 494-0171

Rebecca Peterson
Vice President, Corporate
Communications
Alkermes, Inc.
(617) 583-6378
ALKERMES ANNOUNCES THIRD QUARTER FISCAL 2008 RESULTS
— Company Reports Sixth Consecutive Profitable Quarter —
Cambridge, MA, February 7, 2008 — Alkermes, Inc. (NASDAQ: ALKS) today announced financial results for its third quarter of fiscal 2008. Financial highlights for the quarter ended December 31, 2007 include:
•	Sixth consecutive profitable quarter on a GAAP basis, with net income of $168.9 million. Net income for the third quarter included proceeds from the sale of the company’s stake in Reliant Pharmaceuticals, Inc.

•	Quarterly revenues of $50.8 million. Worldwide sales of RISPERDAL® CONSTA® by Janssen were $295.1 million for the third quarter of fiscal 2008 and over $1.1 billion for the calendar year ended December 31, 2007.

•	Positive cash flow in the quarter and the first nine months of the fiscal year; cash and total investments of $516.6 million.

•	Initiated stock repurchase program of up to $175 million in common stock, which utilizes proceeds from the Reliant transaction. The company today announced a $60 million accelerated stock repurchase program as part of the buyback plan.
“We are pleased to report another successful quarter, with significant income and cash generated from the sale of the company’s stake in Reliant,” commented James Frates, chief financial officer of Alkermes. “As we enter 2008, we will continue to invest in our pipeline while managing the business for long-term profitability and growth. Based on our confidence in our future, we announced a stock repurchase program in November in order to maximize value for our shareholders.”
Key operating results for the quarter ended December 31, 2007 include the following:
•	Net income was $168.9 million or a basic earnings per share of $1.66 and a diluted earnings per share of $1.63, including $5.2 million in share-based compensation expense. Net income for the quarter included $174.6 million from the sale of the company’s stake in Reliant Pharmaceuticals, Inc. and $3.3 million of associated taxes. For the same period in 2006, net income was $2.9 million or a basic and diluted earnings per share of $0.03, which included $7.5 million in share-based compensation expense.

•	Pro forma net income was $2.8 million or a basic and diluted earnings per share of $0.03, compared to a net income of $11.1 million or a basic and diluted earnings per share of $0.11 for the same period in 2006.
Alkermes is providing pro forma results as a complement to GAAP results. The pro forma net income excludes certain noncash or nonrecurring items, and Alkermes’ management believes these pro forma measures help to indicate underlying trends in the company’s ongoing operations. The reconciliation between pro forma and reported diluted earnings per share for the third quarters of fiscal 2008 and 2007 is provided in the following table:

	Pro Forma Diluted	Income from Sale of	Share-Based	Net Change in Fair	Reported GAAP
	Earnings	Stake in Reliant,	Compensation	Value of Warrants	Diluted Earnings
		Net of Taxes	Expense
Q3 FY 2008	$0.03	$1.65	($0.05)	—	$1.63
Q3 FY 2007	$0.11	—	($0.07)	($0.01)	$0.03

The following financial results are reported on a GAAP basis and include share-based compensation expense:
Revenues
•	Total revenues for the quarter ended December 31, 2007 were $50.8 million, compared to $62.4 million for the same period in 2006.

•	Total manufacturing revenues for the quarter ended December 31, 2007 were $14.3 million, consisting of $12.9 million for RISPERDAL CONSTA and $1.4 million for VIVITROL®, compared to $28.8 million for the same period in 2006, consisting of $23.6 million for RISPERDAL CONSTA and $5.2 million for VIVITROL. The decrease in manufacturing revenues for RISPERDAL CONSTA was a result of planned lower shipments to Janssen as it manages its level of product inventory. The company expects manufacturing revenues related to RISPERDAL CONSTA to range from $26 million to $30 million in the fourth quarter of fiscal 2008.

•	Royalty revenues for the quarter ended December 31, 2007 were $7.4 million based on RISPERDAL CONSTA sales of $295.1 million, compared to $5.7 million based on RISPERDAL CONSTA sales of $226.3 million for the same period in 2006.

•	Research and development (R&D) revenue under collaborative arrangements for the quarter ended December 31, 2007 was $24.0 million, which included a $5.0 million milestone payment from Amylin Pharmaceuticals, Inc. in connection with the phase 3 clinical program for exenatide once weekly. R&D revenue was $19.5 million for the same period in 2006.

•	Net collaborative profit for the quarter ended December 31, 2007 was $5.1 million, compared to $8.4 million for the same period in 2006. Gross sales of VIVITROL during the quarter were $5.0 million, compared to $2.3 million for the same period in 2006.
Costs and Expenses
•	Cost of goods manufactured for the quarter ended December 31, 2007 was $7.5 million, of which $5.9 million related to RISPERDAL CONSTA and $1.6 million related to VIVITROL, compared to $13.0 million for the same period in 2006, of which $8.2 million related to RISPERDAL CONSTA and $4.8 million related to VIVITROL.

•	R&D expenses for the quarter ended December 31, 2007 were $30.4 million, compared to $29.9 million for the same period in 2006.

•	Selling, general and administrative (SG&A) expenses for the quarter ended December 31, 2007 were $15.2 million, compared to $16.4 million for the same period in 2006.

•	Share-based compensation expense (included in the expenses above) for the quarter ended December 31, 2007 was $5.2 million, of which $0.3 million related to cost of goods manufactured, $2.1 million related to R&D expenses and $2.8 million related to

SG&A expenses. Share-based compensation expense for the quarter ended December 31, 2006 was $7.5 million, of which $0.9 million related to cost of goods manufactured, $1.9 million related to R&D expenses and $4.7 million related to SG&A expenses.

•	Interest income for the quarter ended December 31, 2007 was $4.3 million, compared to $4.3 million for the same period in 2006. Interest expense for the quarter ended December 31, 2007 was $4.1 million, compared to $4.1 million for the same period in 2006.

•	Income tax expense for the quarter ended December 31, 2007 was $3.2 million, compared to $0.4 million for the same period in 2006.
At December 31, 2007, Alkermes had cash and total investments of $516.6 million, compared to $362.9 million at September 30, 2007.
Recent Highlights
•	Progress toward label expansion for RISPERDAL CONSTA for the treatment of bipolar disorder: Positive data were reported from a one-year, phase 3 study designed to explore the use of RISPERDAL CONSTA in the maintenance treatment of frequently relapsing bipolar disorder. The trial showed that time to relapse was significantly longer in patients receiving RISPERDAL CONSTA combined with standard treatment compared with placebo plus standard treatment (p=0.004), with a relative risk of relapse 2.4 times higher with placebo. The relapse rates were 47.8% with placebo and 22.2% with RISPERDAL CONSTA. The most common adverse events were tremor, insomnia, muscle rigidity, weight increase and hypokinesia. These data were presented on February 3, 2008 at the 14th Biennial Winter Workshop on Schizophrenia and Bipolar Disorders in Montreux, Switzerland.

•	Agreement for commercialization of VIVITROL in Russia/CIS: Alkermes entered into an exclusive agreement with Cilag GmbH International, a subsidiary of Johnson & Johnson, to commercialize VIVITROL for the treatment of alcohol and opioid dependence in Russia and other countries in the Commonwealth of Independent States (CIS). Under the agreement, Cilag GmbH International made an initial payment of $5.0 million to Alkermes and will make additional milestone payments up to $34.0 million. Alkermes will also receive manufacturing revenues and a royalty based on product sales.

•	Sale of stake in Reliant Pharmaceuticals: Alkermes received $166.9 million upon completion of the sale of its stake in Reliant Pharmaceuticals, Inc. to GlaxoSmithKline. An additional $7.7 million is due to Alkermes subject to the terms and conditions of an escrow arrangement that will remain in effect for a 15-month period following the closing of the transaction.

•	Stock repurchase program underway: Alkermes announced plans to utilize proceeds from the sale of its stake in Reliant and existing cash to repurchase up to $175 million of its common stock. Since initiating the stock repurchase program, the company has repurchased $33.3 million of its common stock. With the initiation of the accelerated stock repurchase program announced today, Alkermes has committed $93.3 million dollars to repurchasing its common stock.
Conference Call
Alkermes will host a conference call at 4:30 p.m. EST on Thursday, February 7, 2008 to discuss these financial results and provide an update on the company. The conference call may be accessed by dialing 1-866-814-8476 for domestic callers and 1-703-639-1370 for international callers. The conference call ID number is 1190768. In addition, a replay of the conference call will be available from 7:30 p.m. EST on Thursday, February 7, 2008 through 5:00 p.m. EST on Wednesday, February 13, 2008, and may be accessed by visiting Alkermes’ website or by dialing 1-888-266-2081 for domestic callers and 1-703-925-2533 for international callers. The replay access code is 1190768. Alkermes is also providing a podcast MP3 file available for download on the Alkermes website, which will be available shortly following the conference call and will be available until Wednesday, February 13, 2008.
About Alkermes
Alkermes, Inc. is a biotechnology company that uses proprietary technologies and know-how to create innovative medicines designed to yield better therapeutic outcomes for patients with serious disease. Alkermes manufactures RISPERDAL® CONSTA®, marketed by divisions of Johnson & Johnson, and developed and manufactures VIVITROL®, marketed in the U.S. primarily by Cephalon, Inc. The company’s pipeline includes extended-release injectable, pulmonary and oral products for the treatment of prevalent, chronic diseases, such as central nervous system disorders, addiction and diabetes. Alkermes is headquartered in Cambridge, Massachusetts, with research and manufacturing facilities in Massachusetts and Ohio.
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to: statements concerning future business and operating results and profitability; the successful registration, launch and commercialization of VIVITROL in Russia and other countries in the CIS; the successful manufacture of VIVITROL for sale in Russia and other countries in the CIS; the escrow arrangement from the sale of the company’s stake in Reliant; whether the company will purchase up to $175 million of its common stock; the therapeutic value of the company’s product candidates to patients; and the successful continuation of development activities for proprietary and partnered programs. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and the company’s business is subject to significant risk and uncertainties and there can be no assurance that its actual results will not differ materially from its expectations. These risks and uncertainties include, among others: whether Alkermes will receive the full amount, or any, of the proceeds placed in escrow due to claims against the escrow account; the timing, cost and amount of share repurchases; whether advancement of the company’s proprietary and partnered product candidates will be delayed due to actions or decisions by its partners with regard to development and regulatory strategy, timing and funding which are out of its control, and the outcome of clinical and preclinical work the company is pursuing, both on its own and with partners; decisions by the FDA or foreign regulatory authorities regarding the company’s product candidates; potential changes in cost, scope and duration of clinical trials; and whether RISPERDAL CONSTA, VIVITROL and the company’s product candidates, in commercial use, have unintended side effects, adverse reactions or incidents of misuse that could cause the FDA or other foreign regulatory authorities to require post approval studies or require removal of its products from the market. For further information with respect to factors that could cause the company’s actual results to differ materially from expectations, reference is made to the reports the company filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and the company disclaims any intention or responsibility for updating predictions or financial expectations contained in this release.
AIR® is a registered trademark of Alkermes, Inc.; VIVITROL® is a registered trademark of Cephalon, Inc.; RISPERDAL® CONSTA® is a registered trademark of Janssen-Cilag.

Alkermes, Inc. and Subsidiaries
Selected Financial Information (Unaudited)

	Three Months	Three Months
	Ended	Ended
Condensed Consolidated Statements of Income	December 31,	December 31,
(In thousands, except per share data)	2007	2006

Revenues:
Manufacturing revenues	$14,275	$28,763
Royalty revenues	7,384	5,673
Research and development revenue under collaborative arrangements	23,985	19,532
Net collaborative profit	5,127	8,445

Total Revenues	50,771	62,413

Expenses:
Cost of goods manufactured	7,499	12,989
Research and development	30,395	29,908
Selling, general and administrative	15,249	16,365

Total Expenses	53,143	59,262

Operating (Loss) Income	(2,372)	3,151

Other Income (Expense):
Gain on sale of investment in Reliant Pharmaceuticals, Inc.	174,631	—
Interest income	4,292	4,260
Interest expense	(4,088)	(4,141)
Other (expense) income, net	(393)	89

Total Other Income (Expense)	174,442	208

Income Before Income Taxes	172,070	3,359

Income Taxes	3,189	426

Net Income	$168,881	$2,933

Earnings per Common Share:
Basic	$1.66	$0.03

Diluted	$1.63	$0.03

Weighted Average Number of Common Shares Outstanding (GAAP and Pro Forma):
Basic	101,703	100,896

Diluted	103,914	104,746

Pro Forma Reconciliation:
Net Income – GAAP	$168,881	$2,933
Share-based compensation expense	5,182	7,500
Gain on sale of investment in Reliant Pharmaceuticals, Inc. (net of income taxes)	(171,294)	—
Net decrease in the fair value of warrants	2	662

Net Income – Pro Forma	$2,771	$11,095

Pro Forma Earnings per Common Share:
Basic	$0.03	$0.11

Diluted	$0.03	$0.11

Condensed Consolidated Balance Sheets	December 31,	March 31,
(In thousands)	2007	2007

Cash, cash equivalents and total investments	$516,612	$356,726
Receivables	40,256	56,049
Prepaid expenses and other current assets	7,088	7,054
Inventory	23,054	18,190
Property, plant and equipment, net	131,516	123,595
Other assets	11,958	7,007

Total Assets	$730,484	$568,621

Unearned milestone revenue – current portion	$5,820	$11,450
Other current liabilities	33,584	50,610
Non-recourse RISPERDAL CONSTA secured 7% notes	159,430	156,851
Unearned milestone revenue – long-term portion	113,393	117,300
Deferred revenue – long-term portion	27,837	22,153
Other long-term liabilities	5,774	6,796
Total shareholders’ equity	384,646	203,461

Total Liabilities and Shareholders’ Equity	$730,484	$568,621

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the company’s Annual Report on Form 10-K for the year ended March 31, 2007, and the company’s report on Form 10-Q for the three months ended December 31, 2007, which the company intends to file in February 2008.

VIVITROL® Selected Financial Information	Three Months
	Ended
(Unaudited, in thousands)	December 31,	Cumulative
	2007	Collaboration
VIVITROL Income Statement
Alkermes’ expenses	$3,815	$65,313
Cephalon’s net losses	3,105	103,785

VIVITROL net losses	$6,920	$169,098

Flow of funds
Alkermes paid Cephalon: net losses up to the $124.6 million net loss cap (1)	$0	($73,347)
Cephalon paid Alkermes: Alkermes’ expenses in excess of the net loss cap	3,815	14,060

Net flow of funds from (to) Cephalon (3)	$3,815	($59,287)

Net Collaborative Profit
Milestone revenue recognized to offset losses up to the net loss cap (1)	$0	$144,493
Milestone revenue recognized with respect to the license (2)	1,312	9,019
Net flow of funds from (to) Cephalon (3)	3,815	(59,287)

Net collaborative profit	$5,127	$94,225

Notes

(1)	Expenses incurred on behalf of the collaboration by Alkermes, Inc. (“Alkermes”) and net losses incurred on behalf of the collaboration by Cephalon, Inc. (“Cephalon”) contribute to the cumulative net product losses incurred on VIVITROL. Alkermes was responsible for the first $124.6 million of these cumulative net product losses (the “net loss cap”). Alkermes recognized milestone revenue to offset the net product losses incurred up to the net loss cap.

The collaboration reached the net loss cap in April 2007, at which point the recognition of milestone revenue related to this accounting unit stopped. In addition, in prior periods, Alkermes recognized $19.9 million of milestone revenue to offset expenses it incurred for which it was solely responsible, related to the successful FDA approval of VIVITROL and the successful completion of the first VIVITROL manufacturing line. These $19.9 million of expenses did not contribute to the cumulative net product losses.

(2)	Milestone revenue related to the license commenced upon approval of VIVITROL, by the FDA, on April 13, 2006 and is being recognized on a straight line basis over 10 years, at the rate of approximately $1.3 million per quarter.

(3)	Alkermes was responsible for net losses up to the net loss cap and reimbursed Cephalon for their net losses during this period. Once the net loss cap was reached in April 2007, Cephalon started to reimburse Alkermes for its VIVITROL expenses. This continued through December 31, 2007, after which the two companies share any net profits or losses.

Through December 31, 2007, Alkermes has recognized $155.4 million of milestone revenue out of the $274.6 million received from Cephalon. In addition to (1) and (2) above, this recognition includes $1.9 million of milestone revenue related to a 10% mark-up on manufacturing revenue, which is reported by Alkermes within manufacturing revenues in the unaudited condensed consolidated statement of operations.